EXHIBIT 99.1
PRIME GROUP REALTY TRUST REPORTS FOURTH QUARTER AND YEAR 2009 RESULTS
CHICAGO, Illinois. April 9, 2010 — Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the fourth quarter and year ended December 31, 2009. Net loss available to common shareholders was $0.6 million or $2.61 per share for the fourth quarter of 2009 as compared to a net loss available to common shareholders of $10.4 million or $43.81 per share for the fourth quarter of 2008.
Revenue for the fourth quarter of 2009 was $19.1 million compared to revenue for the fourth quarter of 2008 of $19.7 million.
The results of the Company’s operations compared to the fourth quarter of 2008 were positively affected by:
•	a $7.0 million non-cash charge for distributions and losses to noncontrolling interest in excess of basis that was incurred in 2008 and did not occur in 2009, and

•	a $2.9 million decrease in interest expense primarily due to the assignment of our membership interest in BHAC Capital IV, L.L.C. (“BHAC”) and a related loan in the third quarter of 2009.
Partially offset by the negative impact of:
•
a $0.6 million non-cash asset impairment charge, net of noncontrolling interest of $62.4 million, recognized due to the write-down of five properties to their estimated fair values. This write-down included $59.9 million before allocation to noncontrolling interest on our Continental Towers property. We are currently discussing a potential deed in lieu of foreclosure transaction with the Continental Towers lender. If this transaction closes, the Company would recognize a gain on extinguishment of debt on the difference between the current loan balance, $115.0 million at December 31, 2009 and the carrying value of the asset, $65.3 million at December 31, 2009.

Net loss available to common shareholders was $8.5 million or $35.86 per share for the year 2009 compared to net loss available to common shareholders of $82.3 million or $348.17 per share for the year 2008.
Revenue for 2009 was $77.9 million, a decrease of $4.8 million from 2008 revenue of $82.7 million, primarily due to reduced rental income as a result of the expiration of leases at certain of our properties.
The results of the Company’s operations compared to the year 2008 were positively affected by:
•	a $6.1 million non-cash charge for distributions and losses to noncontrolling interest in excess of basis, net of recoveries that were incurred in 2008 and did not occur in 2009,

•	a $6.3 million decrease in interest expense primarily due to the assignment of our membership interest in BHAC and a related loan in the third quarter of 2009, and

•
a $60.4 million decrease in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in BHAC that were incurred in 2008 and did not occur in 2009.

Partially offset by the negative impact of:
•
a $0.6 million non-cash asset impairment charge, net of noncontrolling interest of $62.4 million, recognized due to the write-down of five properties to their estimated fair values. This write-down included $59.9 million before allocation of noncontrolling interest on our Continental Towers property. We are currently discussing a potential deed in lieu of foreclosure transaction with the Continental Towers lender. If this transaction closes, the Company would recognize a gain on extinguishment of debt on the difference between the current loan balance, $115.0 million at December 31, 2009 and the carrying value of the asset, $65.3 million at December 31, 2009.

During 2009, we announced that our Board determined not to declare a quarterly distribution on our Series B Preferred Shares for any of the four quarters of 2009 and that the Board was unable to determine when we will recommence distributions on our Series B Preferred Shares. In addition, the Board determined not to declare a quarterly distribution on our Series B Preferred Shares for the first quarter of 2010. The total arrearage in payment of dividends on the Series B Preferred Shares is $11.25 million. The Board is also in the process of considering various financing, capitalization, asset sales and other alternatives for the Company.
The Board’s decision was based on the Company’s current capital resources and liquidity needs and the overall negative state of the economy and capital markets. The Board intends to review the suspension of the Series B Preferred Shares dividends periodically based on the Board’s ongoing review of the Company’s financial results, capital resources and liquidity needs, and the condition of the economy and capital markets. The Company can give no assurances that dividends on the Company’s Series B Preferred Shares will be resumed, or that any financing or other capitalization alternatives will be satisfactorily concluded.
On January 11, 2010, the Company announced its intention to delist its Series B Preferred Shares from the NYSE and remove the Series B Preferred Shares from registration under the Securities and Exchange Act of 1934, as amended. The Company expects to voluntarily cease trading on the NYSE. The Company’s Board of Trustees has approved the delisting from the NYSE and deregistration of the Series B Preferred Shares under the Exchange Act in order to save significant costs associated with compliance with these regulatory provisions.
About Prime Group Realty Trust
Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (“REIT”) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 7 office properties containing an aggregate of approximately 3.2 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.2 million square feet comprising all of its wholly-owned properties. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
(312) 917-1300	(312) 917-1300

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Three months ended December 31,
	2009	2008
Revenue:
Rental	$10,527	$10,828
Tenant reimbursements	7,517	7,069
Other property revenues	796	1,466
Services Company revenue	217	302

Total revenue	19,057	19,665

Expenses:
Property operations	7,035	6,948
Real estate taxes	3,706	3,803
Depreciation and amortization	6,224	5,757
General and administrative	710	1,936
Services Company operations	140	397
Provision for asset impairment	63,013	—

Total expenses	80,828	18,841

Operating (loss) income	(61,771)	824
Interest and other income (expense)	(17)	686
Income from investments in unconsolidated joint ventures	53	1
Interest:
Expense	(5,331)	(8,212)
Amortization of deferred financing costs	(287)	(835)
Distributions and losses to noncontrolling interest in excess of basis	—	(6,978)

Loss from continuing operations	(67,353)	(14,514)
Discontinued operations	(2)	(577)

Net loss	(67,355)	(15,091)
Net loss attributable to noncontrolling interest	66,758	6,980

Net loss attributable to Prime Group Realty Trust	(597)	(8,111)
Net income allocated to preferred shareholders, net of noncontrolling interest of $2,230 in 2009	(20)	(2,250)

Net loss available to common shareholders	$(617)	$(10,361)

Basic and diluted earnings (loss) attributable to common shareholders per common share:
Loss from continuing operations	$(2.61)	$(43.79)
Discontinued operations	—	(0.02)

Net loss attributable to common shareholders per common share— basic and diluted	$(2.61)	$(43.81)

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year ended December 31,
	2009	2008
Revenue:
Rental	$41,793	$44,176
Tenant reimbursements	30,588	31,304
Other property revenues	4,553	6,100
Services Company revenue	981	1,163

Total revenue	77,915	82,743

Expenses:
Property operations	26,020	27,116
Real estate taxes	15,504	15,866
Depreciation and amortization	27,619	23,898
General and administrative	6,211	6,873
Services Company operations	1,063	1,484
Provision for asset impairment	63,013	—
Loss on tax indemnification	1,799	—

Total expenses	141,229	75,237

Operating (loss) income	(63,314)	7,506
Interest and other income	4,948	1,394
Income (loss) from investments in unconsolidated joint ventures	84	(60,343)
Provision for asset impairment from unconsolidated joint ventures	—	(5,633)
Interest:
Expense	(25,790)	(32,098)
Amortization of deferred financing costs	(4,244)	(2,244)
Recovery of distributions and losses to noncontrolling interest in excess of basis	—	14,222
Distributions and losses to noncontrolling interest in excess of basis	—	(20,293)
Gain on sales of real estate and joint venture interests	—	39,194

Loss from continuing operations	(88,316)	(58,295)
Discontinued operations	36	(3,272)

Net loss	(88,280)	(61,567)
Net (income) loss attributable to noncontrolling interest	79,879	(11,769)

Net loss attributable to Prime Group Realty Trust	(8,401)	(73,336)
Net income allocated to preferred shareholders, net of noncontrolling interest of $8,920 in 2009	(80)	(9,000)

Net loss available to common shareholders	$(8,481)	$(82,336)

Basic and diluted earnings (loss) attributable to common shareholders per common share:
Loss from continuing operations	$(35.86)	$(348.05)
Discontinued operations	—	(0.12)

Net loss attributable to common shareholders per common share— basic and diluted	$(35.86)	$(348.17)

PRIME GROUP REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	December 31,
	2009	2008
Assets
Real estate:
Land	$75,236	$81,865
Building and improvements	255,559	334,280
Tenant improvements	47,891	57,799
Furniture, fixtures and equipment	875	1,159

	379,561	475,103
Accumulated depreciation	(69,747)	(61,651)

	309,814	413,452
In–place lease value, net	5,580	10,445
Above–market lease value, net	6,905	11,901

	322,299	435,798

Cash and cash equivalents	11,876	15,419
Investments in unconsolidated joint ventures	53	6
Receivables, net of allowance for doubtful accounts of $1,566 and $846 at December 31, 2009 and 2008, respectively:
Tenant	241	1,388
Deferred rent	13,814	13,072
Other	488	1,043
Restricted cash escrows	29,825	37,254
Deferred costs, net	13,755	16,859
Other	833	819

Total assets	$393,184	$521,658

Liabilities and Equity

Mortgage and notes payable	$341,750	$447,871
Accrued interest payable	1,806	2,945
Accrued real estate taxes	17,130	18,244
Accrued tenant improvement allowances	744	6,884
Accrued environmental remediation liabilities	9,676	7,839
Accounts payable and accrued expenses	5,562	9,409
Liabilities for leases assumed	2,709	3,279
Below–market lease value, net	3,574	5,450
Other	6,503	13,769

Total liabilities	389,454	515,690

Commitments and contingencies

Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B — Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid–in capital	243,688	155,396
Retained deficit	(157,891)	(149,470)

Total equity — Prime Group Realty Trust	85,839	5,968
Noncontrolling interest	(82,109)	—

Total equity	3,730	5,968

Total liabilities and equity	$393,184	$521,658